As filed with the Securities and Exchange Commission on May 27, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEC, INC.

(Exact name of registrant as specified in its charter)

California	33-0399154
(State of Incorporation)	(I.R.S. Employer Identification No.)

3001 Daimler Street

Santa Ana, California 92705-5812

(Address of Principal Executive Offices including Zip Code)

STEC, INC.

2010 INCENTIVE AWARD PLAN

(Full Title of the Plan)

Copy to:

Manouch Moshayedi	Cary K. Hyden, Esq.
Chairman and Chief Executive Officer	Latham & Watkins LLP
3001 Daimler Street	650 Town Center Drive, 20th Floor
Santa Ana, California 92705-5812	Costa Mesa, California 92626-1925
(949) 476-1180	(714) 540-1235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,600,000	$12.08	$55,568,000	$3,962

(1)	In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of Common Stock which become issuable under the STEC, Inc. 2010 Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average of the high and low sales prices of a share of our Common Stock, as reported on the NASDAQ Global Select Market on May 26, 2010.

INTRODUCTION

This registration statement on Form S-8 is filed by STEC, Inc. (referred to herein as the “Company,” “our,” “we” or “us”) relating to 4,600,000 shares of our common stock, $0.001 par value per share (“Common Stock”), issuable to our eligible employees, directors and consultants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

(c)	Our Current Report on Form 8-K filed as of February 26, 2010; and

(d)	Description of our Common Stock in the Registration Statement (No. 000-31623) on Form 8-A filed with the Commission on September 26, 2000, including any amendment or report filed for the purpose of updating that description.

In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates on which we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s Amended and Restated Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California Corporations Code. Under California law, a director’s liability to a company or its shareholders may not be limited as to:

•	acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director;

•	any transaction from which a director derived an improper personal benefit;

•

acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the company or its shareholders;

•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders;

•	contracts or transactions between the company and a director governed by Section 310 of the California Corporations Code; or

•	directors’ liability for improper dividends, loans and guarantees under Section 316 of the California Corporations Code.

In addition, under California law a director’s liability to a company or its shareholders may not be limited as to any act or omission (i) occurring prior to the date when its amended and restated articles of incorporation becomes effective or (ii) occurring in his or her capacity as an officer, notwithstanding that such individual is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Company’s shareholders for any violation by a director of his or her fiduciary duty to the Company or its shareholders.

The Company’s Amended and Restated Articles of Incorporation also include an authorization for it to indemnify its “agents” (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreement with the agents, vote of the Company’s shareholders or disinterested directors, or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company’s Amended and Restated Bylaws (“Restated Bylaws”) provide for indemnification of its directors, officers and employees. In addition, the Company may, at its discretion, provide indemnification to persons whom the Company is not obligated to indemnify. The Restated Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. The Company currently maintains directors’ and officers’ liability insurance. Indemnity agreements have also been entered into with all directors and certain executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Company’s Restated Bylaws and Amended and Restated Articles of Incorporation, may require the Company, among other things, to indemnify its directors and executive officers, other than for liability resulting from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and obtain officers’ and directors’ liability insurance if it is maintained for other officers and directors. These agreements do not require the Company to indemnify its directors and officers in situations where:

•	the remuneration rendered against the Company’s officer or director is determined by final judgment or other final adjudication that such remuneration was in violation of law;

•

a judgment is rendered against the Company’s officer or director for an accounting for profits made from the sale of the Company’s securities under the provisions of Section 16(b) of the Exchange Act, as amended, or similar provisions of any federal, state or local statutory laws;

•	the officer’s or director’s conduct is adjudged to have been knowingly fraudulent or deliberately dishonest, or constitutes willful misconduct; or

•	a court determines that indemnification under the circumstances is not lawful.

Section 317 of the California Corporations Code and the Company’s Restated Bylaws and its indemnification agreements make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Index to Exhibits below.

Item 9.	Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

Provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on May 27, 2010.

STEC, INC.

By:	/S/ MANOUCH MOSHAYEDI
Manouch Moshayedi
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Manouch Moshayedi and Raymond D. Cook as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MANOUCH MOSHAYEDI Manouch Moshayedi	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 27, 2010

/S/ MARK MOSHAYEDI Mark Moshayedi	President, Chief Operating Officer, Chief Technical Officer, Secretary and Director	May 27, 2010

/S/ RAYMOND COOK Raymond Cook	Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2010

/S/ RAJAT BAHRI Rajat Bahri	Director	May 27, 2010

/S/ F. MICHAEL BALL F. Michael Ball	Director	May 27, 2010

/S/ CHRISTOPHER W. COLPITTS Christopher W. Colpitts	Director	May 27, 2010

/S/ KEVIN C. DALY Kevin C. Daly, Ph.D.	Director	May 27, 2010

/S/ MATTHEW L. WITTE Matthew L. Witte	Director	May 27, 2010

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (Filed as Exhibit 3.1 to the Registration Statement on Form S-1/A (File No. 333-32478) filed on July 3, 2000 and incorporated herein by reference.).

4.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation dated August 31, 2000 (Filed as Exhibit 3.3 to the Registration Statement on Form S-1/A (File No. 333-32478) filed on September 27, 2000 and incorporated herein by reference.).

4.3	Certificate of Amendment to the Amended and Restated Articles of Incorporation dated May 1, 2001 (Filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 14, 2001 and incorporated herein by reference.).

4.4	Certificate of Ownership as filed with the California Secretary of State on March 7, 2007 (Filed as Exhibit 3.1 to the Current Report on Form 8-K filed on March 8, 2007 and incorporated herein by reference.).

4.5	Amended and Restated Bylaws (Filed as Exhibit 3.2 to the Current Report on Form 8-K of the Registrant filed on October 2, 2007 and incorporated herein by reference.).

4.6	Form of stock certificate for the common stock, $0.001 par value per share, of STEC, Inc. (Filed as Exhibit 4.2 to Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 30, 2007 and incorporated herein by reference.).

5.1+	Opinion of Latham & Watkins LLP.

23.1+	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.

23.2+	Consent of Latham & Watkins LLP (Included in Exhibit 5.1.).

24.1+	Power of Attorney (Included in signature pages.).

99.1	STEC, Inc. 2010 Incentive Award Plan (Filed as Appendix A to the Proxy Statement for the 2010 Annual Meeting of Shareholders filed on April 16, 2010 and incorporated herein by reference.).

99.2+	Form of Employee Stock Option Grant Notice and Stock Option Agreement.

99.3+	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement.

99.4+	Form of Non-Employee Director Stock Option Grant Notice and Stock Option Agreement.

+	Filed herewith.